Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-189942) for the registration of 4,920,030 shares of Dex Media, Inc., Form S-8 (No. 333-191148) pertaining to the Dex Media, Inc. Equity Incentive Plan, and Form S-8 (No. 333-191147) pertaining to the Dex Media, Inc. Amended and Restated Long-Term Incentive Plan of our reports dated March 14, 2014, with respect to the consolidated financial statements of Dex Media, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Dex Media Inc. and subsidiaries included in this Annual Report (Form 10-K) of Dex Media Inc. and subsidiaries for the year ended December 31, 2013.

/s/ Ernst & Young LLP
Dallas, Texas
March 14, 2014